Exhibit 10.3

Enveric Biosciences, Inc.
4851 Tamiami Trail N, Suite 200
Naples, Florida 34103

January 11, 2021

Alpha Capital Anstalt
Lettstrasse 32, FL-9490
Vaduz, Furstentums
Liechtenstein

Ladies and Gentlemen:

Reference is made to the certain Registration Rights Agreement (the “RRA”) dated January 11, 2021, by and among Enveric Biosciences, Inc. (the “Company”), Alpha Capital Anstalt (“Alpha”) and the other holders of Registrable Securities (as defined in the RRA) party thereto.

Reference is also made to (i) those certain Series B Warrants to purchase 1,791,923 shares of the Company’s common stock at an exercise price of $0.01 per share (the “Series B Warrants” and the shares of common stock issuable upon exercise of the Series B Warrants, the “Series B Warrant Shares”) issued to Alpha on December 31, 2020 and (ii) the lock-up agreement between Alpha and the Company (the “Alpha Lock-Up”).

The Purpose of this letter to confirm the following understandings between the Company and Alpha:

1) The Company agrees to treat the Series B Warrant Shares as Registrable Securities under the Registration Rights Agreement. For clarity, the Company shall include the Series B Warrant Shares in the Initial Registration Statement (as defined in the RRA) filed pursuant to the Registration Rights Agreement and otherwise cause such Series B Warrants to be continuously registered for resale by Alpha, in each case, in accordance with and subject to the terms and conditions of the Registration Rights Agreement.

2) To the extent permitted by the rules and regulations or other requirements of the Nasdaq Stock Market, the Series B Warrant Shares are no longer subject to the Alpha Lock-Up. Except as set forth herein and pursuant to applicable securities laws or the requirements of the Nasdaq Stock Market, Alpha shall not be subject to any limitations on its ability to dispose of the Series B Warrant Shares that are imposed by the Company.

3) To the extent permitted by the Nasdaq Stock Market, Alpha agrees that it will limits its sales of the Company’s common stock on each trading day to no more than 10% of the daily reported trading volume of the Company’s common stock on the Nasdaq Stock Market for each such trading day. Alpha will provide the Company with reasonable evidence of its compliance with the foregoing limitation if requested in writing. Notwithstanding the foregoing, in the event the closing sale price of the Company’s common stock exceeds $[____] (subject to adjustment for any stock splits, reverse stock splits or similar events) for five consecutive trading days, the foregoing limitation shall terminate.

4) Once the Initial Registration Statement (which includes the Series B Warrant Shares) is declared effective by the U.S. Securities and Exchange Commission, Alpha agrees that the Company shall be free to waive the terms and conditions of any lock-up agreement between the Company and any of the former shareholders of Jay Pharma Inc. without the consent of, or notice to, Alpha.

This letter may not be amended except in a written instrument executed by both parties. This letter shall be governed by the internal laws of the State of New York.

Best regards,

David I. Johnson
CEO, Enveric Biosciences, Inc.

Agreed and Accepted

ALPHA CAPITAL ANSTALT

By:	/s/ Konrad Ackerman
Name:	Konrad Ackerman
Title:	Director